February 27, 2009 Securities and Exchange Commission 100 F Street, N.E.
Washington, D.C.   20549-7561
Dear Sirs/Madams:
We have read the Exhibit to Sub-Item 77Q of Oppenheimer Commodity Strategy Total Return Fund's Form NSAR-B dated February 27, 2009, and we agree with the statements made therein. Yours truly,
/s/ DELOITTE & TOUCHE LLP
Denver, Colorado